MDA/Loral Dispute Resolution

(1) Each party agrees to advance one-half of a $100 million settlement payment ($50 million by each of MDA and Loral).

(2) The parties shall submit the dispute over the final division of the $100 million to [redacted] to attempt to mediate and then, if necessary, to arbitrate the dispute.

(3) The arbitrator will first decide the value to SS/L (out of the $100 million) of the covenant not to sue for infringement of the nine patents asserted in Case 1 and Case 2, which portion shall be borne by MDA.

(4) The balance of the $100 million will be allocated equally between Case 1 and Case 2, and the Case 1 portion shall be borne by Loral.

(5) With respect to the Case 2 portion, the arbitrator will decide what (if any) portion shall be borne by Loral.

(6) The parties are free to retain [redacted] and [redacted] if they so choose.

(7) The minimum payment either party will make is 15m.

/s/ Michael Targoff

/s/ Daniel Friedmann

August 14, 2014